                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.    )

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     SIERRA HEALTH SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No Fee Required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                 P.O. Box 15645

                          Las Vegas, Nevada 89114-5645

                                                                   April 5, 1999

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Sierra Health Services, Inc., which will be held on Thursday, May 6, 1999, at 10:00 a.m., local time, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada.

    The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about the Company's officers and directors.

    Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke the proxy at any time prior to voting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                                          [SIG]

                                          Anthony M. Marlon, M.D.

                                          CHAIRMAN OF THE BOARD AND

                                          CHIEF EXECUTIVE OFFICER

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD THURSDAY, MAY 6, 1999

                            ------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sierra Health Services, Inc., a Nevada corporation (the "Company"), will be held at 10:00 a.m., local time, Thursday, May 6, 1999, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada for the following purposes:

    1. To elect two directors for a two-year term and until their successors are duly elected and qualified.

    2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for 1999.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only holders of record of the Company's Common Stock at the close of business on March 22, 1999 will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. As described in the attached Proxy Statement, the Board of Directors' nominees for election at the Annual Meeting as directors of the Company are Anthony M. Marlon, M.D. and Thomas Y. Hartley.

    You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please fill out, sign, date and return at your earliest convenience, in the envelope provided, the enclosed proxy card which is being solicited on behalf of the Company's Board of Directors. The proxy card shows the form in which your shares of Common Stock are registered. Your signature must be in the same form. The return of the proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting. We look forward to seeing you.

                                          By Order of the Board of Directors,

                                                         [SIG]

                                          Frank E. Collins

                                          SECRETARY

Las Vegas, Nevada

April 5, 1999

                                   IMPORTANT

    IN ORDER TO ENSURE THAT A QUORUM WILL BE REPRESENTED AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THEIR PROXY CARDS AS SOON AS POSSIBLE. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE ANNUAL MEETING.

                          SIERRA HEALTH SERVICES, INC.
                                 P.O. BOX 15645
                          LAS VEGAS, NEVADA 89114-5645

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                            ON THURSDAY, MAY 6, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sierra Health Services, Inc., a Nevada corporation, for use at the 1999 Annual Meeting of Stockholders of the Company (the "1999 Annual Meeting") to be held at 10:00 a.m., local time, on Thursday, May 6, 1999, in the President's Auditorium at the Sierra Health Services corporate complex, 2716 North Tenaya Way, Las Vegas, Nevada, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent to the Company's stockholders is April 5, 1999.

                          VOTING OF PROXY; REVOCATION

    A proxy in the accompanying form that is properly executed, returned, and not subsequently revoked will be voted in accordance with instructions contained thereon. If no instructions are given with respect to the matters to be acted on, proxies will be voted as follows: (i) for the election of the two nominees described herein, (ii) for the ratification of the appointment of auditors, and
(iii) otherwise in accordance with the best judgment of the person or persons voting the proxy on any other matter properly brought before the 1999 Annual Meeting. Any stockholder who signs and returns the proxy may revoke it at any time before it is exercised by (i) delivering written notice to the Secretary of the Company of its revocation, (ii) executing and delivering to the Secretary of the Company a later dated proxy, or (iii) by appearing in person at the 1999 Annual Meeting and expressing a desire to vote his or her shares in person. See "Other Matters."

                            EXPENSES OF SOLICITATION

    The expenses of the preparation of proxy materials and the solicitation of proxies for the 1999 Annual Meeting will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person, by telephone, telecopy or other means, or by directors, officers and regular employees of the Company who will not receive additional compensation for such solicitations. Beacon Hill Partners, Inc. has been engaged by the Company to assist in the solicitation of proxies for a fee of $1,500 plus out-of-pocket costs and expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding the proxy soliciting materials to the beneficial owners of the Company's Common Stock.

                               VOTING SECURITIES

    Holders of the Company's Common Stock, par value $.005 per share, as of the close of business on March 22, 1999 will be entitled to notice of, and to vote at, the 1999 Annual Meeting or any adjournments thereof. On that date, there were 26,880,333 shares of Common Stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the 1999 Annual Meeting, except as described below for the election of directors. The presence in person or by proxy (regardless of whether the proxy has authority to vote on all matters) of the holders of record of shares representing a majority of the total issued and outstanding shares of Common Stock as of March 22, 1999 will constitute a quorum at the 1999 Annual Meeting. All share amounts in this Proxy Statement reflect the three-for-two split of the Company's common Stock that became effective May 18, 1998.

    Stockholders are entitled to vote cumulatively for the election of directors if any stockholder gives written notice to the President or Secretary of the Company not less than 48 hours before the 1999 Annual Meeting that such stockholder desires the voting for the election of directors be cumulative. If cumulative voting is so invoked, each stockholder is entitled to the number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected (two), and may cast all such votes for one nominee or distribute them among the nominees. Discretionary authority is being sought by the proxy holders to cumulate votes and distribute such votes among some or all of the nominees in the event that cumulative voting is invoked.

    Assuming that a quorum is present at the 1999 Annual Meeting, directors will be elected by a plurality of the votes cast at the 1999 Annual Meeting by holders of shares of Common Stock present in person or represented by proxy. Approval of other items at the 1999 Annual Meeting requires that the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Withholding authority to vote for directors and broker non-votes will not affect the election of directors, and abstentions and broker non-votes will not affect the outcome of the vote on other proposals.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 22, 1999 (except as otherwise noted in the footnotes below) by (1) each of the executives named in the Summary Compensation Table set forth under "Compensation of Executive Officers," (2) each director and nominee of the Company, (3) all current directors, nominees and executive officers as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock. Subject to applicable community property and similar statutes and except as otherwise noted in the footnotes below, each of the following persons has sole voting and dispositive power with respect to the shares that he or she beneficially owns. Except as noted below, the address of all stockholders, directors, executive officers and nominees identified in the table and accompanying footnotes below is in care of the Company's principal executive offices.

                                                               AMOUNT AND
                                                               NATURE OF          PERCENTAGE OF
                                                               BENEFICIAL          OUTSTANDING
NAME OF BENEFICIAL OWNER                                       OWNERSHIP          COMMON STOCK
--------------------------------------------------------  --------------------  -----------------
Anthony M. Marlon, M.D..................................         2,580,253(1)             9.5%
Erin E. MacDonald.......................................           383,823(2)             1.4
Laurence S. Howard......................................           184,672(3)               *
Frank E. Collins........................................           187,431(4)               *
Jonathon W. Bunker......................................            32,009(5)               *
Thomas Y. Hartley.......................................            14,400(6)               *
Charles L. Ruthe........................................            18,226(7)               *
William J. Raggio.......................................            40,185(8)               *
All current Directors and Executive Officers as a Group          3,771,113(9)
  (12 persons)..........................................                                 13.5
Lazard Freres & Co. LLC.................................         1,731,533(10)            6.4
The Prudential Ins. Co. of America......................         1,476,412(11)            5.5
Lord, Abbett & Co.......................................         1,460,218(12)            5.4
Neuberger & Berman, LLC.................................         1,423,175(13)            5.3

------------------------

  * Indicates beneficial ownership of less than 1% of the outstanding Common Stock.

 (1) Includes 249,750 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options. Also includes 2,329,003 shares held indirectly through four trusts established by Dr. Marlon and his wife, and 1,500 shares held indirectly through a limited partnership (the "Partnership"). Dr. Marlon may be deemed to have or share voting power and/or dispositive power over the shares held by the trusts and, therefore, to have beneficial ownership with respect to such shares. Dr. Marlon, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Dr. Marlon disclaims beneficial ownership as to the shares held by the trusts, other than 1,135,341 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee). Dr. Marlon's beneficial ownership does not include 163,054 shares held in three trusts for the benefit of family members, the trustee of which is Erin E. MacDonald (see Note 2 below). Dr. Marlon's beneficial ownership also does not include 652,648 shares held by the AMM & RM Family Limited Partnership ("ARFLP"), the general partner of which is a trust for the benefit of a family member; the trustees of that trust are Ms. MacDonald, William Godfrey, and Jeannine M. Zeller (daughter of Dr. Marlon). Dr. Marlon's address is c/o Sierra Health Services, Inc., P. O. Box 15645, Las Vegas, Nevada 89114-5645.

 (2) Includes 200,500 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options, and 163,054 shares held in three trusts for the benefit of Dr. Marlon's family members, of which Ms. MacDonald is the trustee. Ms. MacDonald's beneficial ownership does not include 2,329,003 shares held in four trusts established by Dr. Marlon and his wife, as to which Ms. MacDonald serves as a trustee (these 2,329,003 shares are included in Dr. Marlon's beneficial ownership as shown in the Table; see Note 1 above).

 (3) Includes 178,576 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (4) Includes 180,750 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (5) Includes 28,500 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (6) Includes 11,400 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (7) Includes 11,776 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (8) Includes 11,400 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options.

 (9) Includes 1,151,527 shares that can be acquired within 60 days of March 22, 1999 upon the exercise of stock options. Excludes 652,648 shares held by the ARFLP (see Note 1 above).

(10) The following information is derived from this stockholder's Schedule 13G filed with the Securities and Exchange Commission ("SEC") on February 16, 1999. The business address of this stockholder is 30 Rockefeller Plaza, New York, New York 10020. Lazard Freres & Co. LLC ("Lazard Freres") is an investment advisor. Lazard Freres has sole voting power over 1,310,109 shares and sole dispositive power over 1,731,533 shares. This beneficial ownership information is as of December 31, 1998.

(11) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 1, 1999. The business address of this stockholder is 751 Broad Street, Newark, New Jersey 07102-3777. The Prudential Insurance Company of America ("Prudential") is a mutual insurance company organized under the laws of the State of New Jersey. Prudential has sole voting power and sole dispositive power over 367,900 shares, and shared voting power and shared dispositive power over 1,108,512 shares. This beneficial ownership information is as of December 31, 1998.

(12) The following information is derived from this stockholder's Schedule 13G filed with the SEC on February 16, 1999. The business address of this stockholder is 767 Fifth Avenue, New York, New York 10153. Lord, Abbett & Co. ("Lord, Abbett") is an investment advisor. Lord, Abbett has sole voting power and sole dispositive power over 1,460,218 shares. This beneficial ownership information is as of December 31, 1998.

(13) The following information is derived from this stockholder's Schedule 13G filed with the SEC on March 11, 1999. The business address of this stockholder is 605 Third Avenue, New York, New York 10158. Neuberger & Berman, LLC ("Neuberger") is a registered broker-dealer and investment advisor which serves as subadviser to various Neuberger & Berman mutual funds. Neuberger has sole voting power over 94,375 shares, shared voting power over 1,300,000 shares, and shared dispositive power over 1,423,175 shares. Neuberger & Berman Management Inc., an investment manager, is also a beneficial owner of the same 1,300,000 of the shares beneficially owned by Neuberger, having shared dispositive power over such shares. This beneficial ownership information is as of December 31, 1998.

ITEM NO. 1--ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than seven directors, with the exact number to be fixed by the Board. At a meeting held on December 13, 1994, the Board of Directors of the Company fixed the number of directors at five. The Bylaws of the Company also provide for two classes of directors, as nearly equal in number as possible, with each class serving for a term of two years. At the 1999 Annual Meeting of Stockholders, the terms of Anthony M. Marlon, M.D. and Thomas Y. Hartley will expire and two directors will be elected to serve for a term of two years expiring at the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The three remaining directors' terms will continue until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The proxy holders named on the accompanying proxy card intend to vote the shares represented by each proxy authorizing votes for the two nominees listed below in favor of the two nominees, and if cumulative voting is invoked, to distribute, in such proportion as they see fit, the two votes represented by each such share among the two nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named.

    The Company's Board of Directors has nominated Anthony M. Marlon, M.D. and Thomas Y. Hartley for re-election to the Board. Each of the nominees is presently a member of the Board of Directors and has consented to being named herein and to serve if elected. The Company does not know of anything that would preclude either nominee from serving if elected. If either nominee becomes unable to stand for election as a director at the meeting, an event not now anticipated by the Board of Directors, the proxy may be voted for a substitute designated by the Board of Directors. The identity and a brief biography of each nominee for director and each continuing director is set forth below.

    The Board of Directors is considering a possible increase in the size of the Board to seven members. If the Board increases to seven members, the two additional directors will be independent and not current or former employees of the Company.

           NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM OF TWO YEARS

    ANTHONY M. MARLON, M.D., 56, has been the Chief Executive Officer and a Director of the Company since its inception in 1984. Dr. Marlon also served as President until 1994 and held similar executive positions with several of the Company's predecessors dating back to 1972, the year of inception of the Company's predecessor physician group. In those capacities, he organized and managed the Company's predecessor physician group, ambulatory surgical facility, management company and the Health Plan of Nevada, Inc. ("HPN"). Dr. Marlon has served as Associate Professor of Medicine at the University of Nevada School of Medical Sciences since 1975 and has held positions as Chief, Division of Cardiology, and Medical Director, Cardiac Rehabilitation, of University Medical Center of Southern Nevada from 1972 to 1985, Clinical Associate of the Department of Medicine at the University of Arizona from 1973 to 1979 and Clinical Associate Professor, Department of Medicine, Tulane University, New Orleans from 1973 to 1977. Dr. Marlon is a board-certified specialist in internal medicine and cardiovascular diseases. In 1967, Dr. Marlon received his M.D. from State University of New York and completed his internship, residency and cardiology fellowship at Stanford University. In 1986, Dr. Marlon was appointed to the Federal Task Force on Long Term Health Care Policies by Dr. Otis R. Bowen, then Secretary of Health and Human Services. In July 1988, Dr. Marlon was appointed to the Board of Trustees of the Nevada Development Authority, a non-profit organization dedicated to the expansion and diversification of the southern Nevada business community.

    THOMAS Y. HARTLEY, 65, has been a Director of the Company since 1992. He has been President and Chief Operating Officer of Colbert Golf Design and Development, Inc. in Las Vegas, Nevada since 1991. Mr. Hartley has served on the Boards of Directors of Southwest Gas Corporation since 1991 and Ameritrade Holdings Corporation since November 1996. In 1997, he was elected Chairman of the Board of Southwest Gas Corporation. Mr. Hartley has also served on the Board of Directors of the Rio Suite Hotel & Casino, Inc. from 1990 to 1998. Mr. Hartley served in various capacities for Jim Colbert Golf, Inc. in Las Vegas from 1988 to 1991, and for Deloitte Haskins & Sells (currently Deloitte & Touche
LLP) from 1959 until his retirement in 1988 from his position as area managing partner in charge of Las Vegas, Reno, Phoenix, and Tucson. Mr. Hartley, who obtained his degree in business from Ohio University in 1955, is a Certified Public Accountant. He is active in many Las Vegas civic and charitable organizations.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR THE ELECTION OF ANTHONY M. MARLON, M.D. AND THOMAS Y. HARTLEY AS DIRECTORS OF THE COMPANY.

       CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING

    ERIN E. MACDONALD, 51, has been a Director of the Company since 1992 and a director of CII Financial, Inc. ("CII"), a wholly-owned subsidiary of the Company, since 1995. She was Senior Vice President of Operations of the Company from the end of 1992 until 1994 at which time she assumed her present position as President and Chief Operating Officer. Ms. MacDonald has also served the Company in other capacities, including Vice President of HMO Operations from 1984 to 1990, when her title was changed to Vice President of HMO and Insurance Operations, which title she held until 1992; President of one of the Company's HMO subsidiaries, HPN from 1985 to 1992; President of Sierra Health and Life Insurance Company, Inc. ("SHL"), the Company's insurance subsidiary, from 1990 until 1992; and Director of the Company's northern Nevada HMO from 1983 to 1984. From 1980 to 1983, Ms. MacDonald was the Operations Manager of the Company's predecessor physician group.

    WILLIAM J. RAGGIO, 72, has been a Director of the Company since 1984. He has been a State Senator of Nevada since 1972 and is currently Executive Vice President, General Counsel and a director of Santa Fe Gaming Corporation, a corporation which operates two Nevada hotel/casinos. On January 14, 1999, a petition for involuntary bankruptcy under Chapter Seven was filed against Santa Fe Gaming Corporation, which petition was dismissed by the federal Bankruptcy Court on March 19, 1999. Since 1991, he has been a shareholder in the law firm of Jones-Vargas (formerly Vargas & Bartlett). He previously served as Washoe County, Nevada District Attorney from 1958 to 1970 and was a senior partner in the law firm of Raggio, Wooster & Lindell, Ltd. from 1970 to 1991. Mr. Raggio is also on the Board of Directors for the Venetian Resort, Hotel & Casino, formerly known as the Las Vegas Sands, Inc., since November 1997.

    CHARLES L. RUTHE, 64, has been a Director of the Company and Chairman of the Board of Directors of HPN since 1984. He was also a member of the Board of Directors of one of the Company's predecessors. Mr. Ruthe has been the owner since 1975 of Charles L. Ruthe and Associates, Inc., a real estate brokerage firm in Las Vegas, Nevada, and served as its President until 1988 at which time he assumed the position of Chairman of the Board. Mr. Ruthe has held the position of Consultant to Boyd Gaming Corporation, a corporation which operates several Nevada hotel/casinos, since January 1, 1997. From 1988 to December 31, 1996, he served as President and a director of Boyd Gaming Corporation. From 1995 to December 31, 1996, he served as President and a director of Boyd Development Corporation, a subsidiary of The Boyd Gaming Corporation. He was a director of First Interstate Bank of Nevada from 1979 to 1983, Vice Chairman of the Board of Directors of First Western Financial Corporation, the parent company of a savings and loan company, from 1985 to 1991, and was President of the Nevada State Chamber of Commerce in 1977. Mr. Ruthe has served on the Board of Directors of Pioneer Citizens since January 1998.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year ended December 31, 1998, the Board of Directors of the Company held eight meetings and acted by unanimous written consent without a meeting three times.

    The Company's Audit Committee held four meetings during the fiscal year ended December 31, 1998, three of which were held contemporaneously with meetings of the Board of Directors. The current members of the Audit Committee are Messrs. Hartley, Raggio and Ruthe. The principal functions of the Audit Committee are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year, to discuss with management and the Company's independent public accountants the Company's annual financial statements, and to review fees paid to, and the scope of services provided by, the Company's independent public accountants. In addition, the Audit Committee reviews the scope of work and findings of the Company's internal audit department.

    The Company's Compensation Committee held three meetings during the fiscal year ended December 31, 1998, all of which were held contemporaneously with meetings of the Board of Directors. For 1998, the members of the Company's Compensation Committee were Messrs. Hartley, Raggio and Ruthe. The principal function of the Compensation Committee is to make recommendations concerning the Company's compensation programs, including the Company's 1986 Stock Option Plan, the 1995 Long-Term Incentive Plan and other bonus, benefit, and incentive plans.

    The Company's Stock Plan Committee held three meetings during the fiscal year ended December 31, 1998, all of which were held contemporaneously with meetings of the Board of Directors. For 1998, the members of the Company's Stock Plan Committee were Messrs. Hartley, Raggio and Ruthe. The function of the Stock Plan Committee is to administer the Company's stock-based incentive programs including the 1986 Stock Option Plan, the 1985 Employee Stock Purchase Plan, the 1995 Long-Term Incentive Plan and other bonus and incentive plans.

    The Board of Directors does not have a Nominating Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's stockholders. All such recommendations, which must include appropriate biographical information, for the Company's next annual stockholders meeting in May 2000 should be submitted in writing to the Secretary at the Company's principal executive offices no later than December 7, 1999.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are appointed annually by the Board of Directors of the Company and serve at the discretion of the Board. The current executive officers of the Company, other than Dr. Marlon and Ms. MacDonald, who are described above, their respective ages and positions, and certain other information with respect to each of them, are set forth below:

NAME                               AGE                               POSITION
---------------------------------  ---   -----------------------------------------------------------------
Jonathon W. Bunker...............  40    Vice President, HMO and Insurance Operations
Frank E. Collins.................  44    Exec. Vice President, Secretary and General Counsel
William R. Godfrey...............  54    Exec. Vice President, Administrative Services
Laurence S. Howard...............  43    Senior Vice President, HMO and Insurance Operations
Michael A. Montalvo..............  54    Vice President, Marketing, Sales and Underwriting Operations
Paul H. Palmer...................  38    Vice President, Chief Financial Officer and Treasurer
Marie H. Soldo...................  58    Exec. Vice President, Government Affairs and Special Projects

    Jonathon W. Bunker joined the Company in 1996 as Vice President, HMO and Insurance Operations and serves as President of HPN, SHL, and the Company's administrative service subsidiary, Sierra Healthcare Options, Inc. In January 1997, as the result of an acquisition made by the Company, Mr. Bunker became President of Prime Holdings, Inc., as well as President of its four subsidiaries: Med One Health Plan, M.E.G.A., Inc., Prime Health, Inc., and Elias
F. Ghanem, Ltd. In 1998, Mr. Bunker became President of Family Healthcare Services, Family Home Hospice, Inc., and Sierra Home Medical Products, Inc. Prior to joining the Company, he served as Vice President of John Alden Horizon Health from 1989 to 1996 and Vice President of Prime Health from 1988 to 1989. From 1984 to 1988, Mr. Bunker was Vice President of SHL. From 1982 to 1984, he was a Staff Accountant with Deloitte & Touche LLP (formerly Deloitte Haskins & Sells). Mr. Bunker received his degree in Accounting in 1982 from Utah State University.

    Frank E. Collins joined the Company in 1986 as General Counsel and Secretary. In 1997 he was also appointed Executive Vice President. From 1981 to 1986, Mr. Collins was employed by Blue Cross and Blue Shield of Kansas City, originally as Staff Legal Counsel and in early 1986 as Associate General Counsel. Mr. Collins also served as counsel for the Missouri Division of Insurance from 1979 to 1981, where he was responsible for providing legal advice on insurance- and HMO-related regulatory issues. Mr. Collins received his Juris Doctorate in 1979 from the University of Missouri at Kansas City School of Law and is a member of the Missouri Bar Association

    William R. Godfrey currently serves as Executive Vice President of Administrative Services and is responsible for directing the Company's facilities, personnel management, purchasing, and print-shop activities. In addition, Mr. Godfrey is responsible for overseeing all property development and construction as well as all commercial leasing for the Company and its subsidiaries. He previously served as Vice President, Health Delivery Finance from 1984 to 1985 and was the Controller of the Company's predecessor physician group from 1974 to 1984.

    Laurence S. Howard has served as Senior Vice President HMO and Insurance Operations since 1996. He was appointed Vice President of HMO and Insurance Operations in 1992, and also assumed the titles of President of HPN and SHL at that time. From 1990 to 1992, he served as Assistant Vice President, HMO and Insurance Operations, for the Company. Prior to that, he was the Vice President and Chief Operating Officer of HPN and SHL and served in this capacity for HPN from 1987 to 1990. Mr. Howard also served as Director of Operations for HPN from 1986 to 1987, and was an HMO Project Manager for the Company in 1986.

    Michael A. Montalvo was appointed Vice President of Marketing and Sales in 1993. In 1994, he also assumed responsibility for the Company's underwriting department. Prior to joining the Company, he held several positions, including Sales Director, for The Travelers, an insurance company in southern California, from 1991 to 1993, and Senior Vice President for Managed Health Network, an employee assistance program and managed care mental health company, from 1990 to 1991. From 1986 to 1990, he was employed by Equicor, Inc., an employee benefits company, where he was in charge of the California sales and marketing efforts with respect to managed care indemnity, preferred provider organization and HMO products. From 1963 to 1986, Mr. Montalvo also held various positions with The Equitable Life Insurance Company, ultimately becoming the financial officer responsible for underwriting, contracts, proposals and management information systems for the western and west-central regions.

    Paul H. Palmer joined the Company in 1993 as the Finance Director for one of the Company's subsidiaries, Southwest Medical Associates, Inc. In 1994, he became the Assistant Vice President and Corporate Controller of the Company. In April 1998, Mr. Palmer was appointed Vice President, Acting Chief Financial Officer and Treasurer of the Company. In November 1998, he became the Chief Financial Officer. Prior to joining the Company, Mr. Palmer was a Manager at Deloitte & Touche where he worked from 1988 to 1993. Mr. Palmer received a Masters Degree in Business Administration and a Masters of Accountancy from Brigham Young University and is a certified public accountant.

    Marie H. Soldo joined the Company in 1984 as Vice President of Planning and Development. In 1988, she was appointed Vice President of Government Affairs and Special Projects, and in 1997 she was appointed Executive Vice President of Government Affairs and Special Projects. From 1981 to 1984, Ms. Soldo was a Branch Chief in the Division of Qualification, Office of Health Maintenance Organizations, U.S. Department of Health and Human Services in Rockville, Maryland. Her responsibilities included evaluating applications for HMO qualification and directing the development of qualification standards for HMO and other health plans seeking contracts with the Health Care Financing Administration. From 1978 to 1981, Ms. Soldo was a Regional HMO Program Consultant for the U.S. Department of Health and Human Services in San Francisco, California where she was responsible for promoting HMO development, monitoring operations and funding developing HMOs in the region.

    Notwithstanding anything to the contrary regarding the incorporation by reference of future filings--including this Proxy Statement, in whole or in part--in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "1934 Act"), the following report and the Comparative Stock Performance Graph on page 12 shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of non-employee directors, is responsible for developing and making recommendations to the Board with respect to the Company's compensation policies. In addition, the Committee has the authority to determine the annual compensation to be paid to the Chief Executive Officer ("CEO") and the Company's other executive officers. During 1998, the three non-employee directors who served on the Committee also served as the Company's Stock Plan Committee, which administered the Company's stock-based incentive compensation plans.

    The fundamental objectives of the Company's executive compensation programs are: 1) to attract and retain superior individuals critical to the long-term success of the Company; 2) to promote the achievement of the Company's annual and long-term strategic goals; 3) to reward performance; and 4) to tie executives' interests to the success of the Company to further encourage their efforts to increase value to stockholders.

    To meet these objectives, the Company's executive compensation program currently is structured to include base salary, annual bonus, long-term incentive compensation in the form of stock options, and certain retirement, severance, and insurance benefits, as well as various other benefits that are generally available to all employees of the Company, including medical, retirement, and employee stock purchase plans.

    In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code. Section 162(m), under certain circumstances, disallows a public company's tax deduction for certain compensation paid to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year. Compensation that qualifies as "performance-based" compensation is excluded from the $1 million deductibility cap, and therefore remains fully deductible. The Committee has taken steps so that annual incentive compensation payable to the CEO, as well as compensation resulting from stock options granted to all executive officers, can qualify as "performance-based" compensation and therefore be fully deductible by the Company. The regulations under Section 162(m) impose a number of technical requirements in order for such compensation to qualify as "performance-based," however, there can be no assurance that compensation in excess of $1 million paid to any executive officer will be in all cases fully deductible under
Section 162(m). In addition, preserving deductibility under Section 162(m) is only one of the Committee's considerations in implementing the Company's executive compensation program, and generally is not the most important consideration. The Committee (or the Board of Directors) may conclude that compliance with Section 162(m) in connection with any one element of compensation interferes with more important objectives of the Company or imposes burdens or costs which outweigh the benefit of preserving full tax deductibility under Section 162(m).

TOTAL COMPENSATION LEVELS

    The Committee intends that an executive officer's targeted compensation will represent above-average compensation as compared to organizations that compete with the Company for executive talent. In this way, the Company's executive compensation program can promote long-term service by executives, reduce the risk that talented and experienced executives will be recruited away from the Company, and reward outstanding performance. To accomplish this, the Committee intends that targeted annual cash compensation will approximate average compensation payable by comparable companies, with long-term incentive compensation providing potentially above-average compensation when performance exceeds competitive levels, based primarily on growth in the value of shares of the Company's stock. During 1997, the Company engaged the services of a compensation consulting firm, Compensation Resource Group, Inc. ("CRG") to review its executive compensation program and to survey comparable healthcare companies and published industry averages to help the Committee assess the implementation of its policies. As a result of that review, the Committee substantially revised salary levels and other aspects of the Company's compensation program in 1997 to more closely conform the program to the Committee's overall compensation policy as described above.

CASH COMPENSATION

    In December of each year, the Committee reviews the CEO's base salary and sets the amount for the following year by considering competitive compensation data, the Committee's subjective assessment of the CEO's performance, and the Committee's expectation of the CEO's future contributions to the Company. For the other executive officers, the Committee sets a permissible range of increase in salaries from the previous year and allows the CEO to set actual salaries within those parameters based on each officer's individual performance and achievement of both company and individual goals. For all executives, the Committee also considers the Company's policy governing annual "merit" salary increases for employees generally. In accordance with these procedures, most executives' salaries for 1998 were adjusted in December 1997 in an amount of approximately three percent. Based on information showing the competitive range of merit increases for executives to be ranging from 4% to 5.3%, the Committee authorized executive salary increases for 1999 of up to 4%.

    The annual incentive bonus payment for the CEO and the other executive officers under the Company's Cash Bonus Program is intended to reward key employee performance for assisting the Company in achieving financial success and maximizing stockholder value. For 1998, the Committee determined that annual incentive bonuses would be payable based on achievement of a targeted level of earnings per share. For this purpose, earnings per share was to be measured excluding acquisition-related charges, year-2000 charges, non-operating, unusual charges, and positive and negative effects of acquisitions completed in 1998. Achievement of the targeted earnings level was necessary in order to fund the bonus pool, from which annual incentive bonuses would be paid out. Based on job position, eligible employees are placed into specific categories, each of which is entitled to a payout from the bonus pool up to a maximum amount, expressed as a percentage of base salary. The target annual incentive for the CEO represents a higher percentage of base salary than that for other executive officers, in line with industry practice and consistent with the Committee's view that Company performance more closely reflects the CEO's individual performance. The Committee authorized a potential bonus of 100% of base salary for the CEO, 75% of base salary for the President, and amounts ranging from 20% to 50% of base salary for other eligible employees. In 1998, the Company's earnings per share, as adjusted, reached the targeted level necessary to fund the annual incentive pool, so annual incentive bonuses were paid to executive officers under the bonus program.

    The Committee has retained authority to grant bonuses apart from the Cash Bonus Program described above. With respect to executives other than the CEO, the Committee has authorized the CEO and/or the President to make recommendations regarding such bonuses. In the case of unallocated amounts in the bonus pool resulting from performance in excess of targeted levels, such bonuses may be paid to those employees who have demonstrated a high level of service, particularly in projects requiring extraordinary efforts of management and projects which result in non-budgeted profitable top-line growth. For 1998, the Committee authorized special one-time project bonuses to certain executive officers in recognition of extraordinary efforts of those executives on projects relating to the acquisitions of Kaiser Foundation Health Plan of Texas, Permanente Medical Association of Texas and certain membership of the Nevada and Texas business of Exclusive Healthcare, Inc., United of Omaha Life Insurance Company and United World Life Insurance Company, all of which are subsidiaries of Mutual of Omaha Insurance Company.

STOCK-BASED COMPENSATION

    The long-term stock-based incentive plans offered by the Company are designed to tie the officers' interests directly to those of the stockholders. As stated above, the Committee intends that such plans will provide compensation opportunities, resulting from growth in share value, that are potentially above industry averages. For 1998, such long-term incentives were provided under the 1995 Long-Term Incentive Plan (the "1995 Plan"), approved by stockholders in 1995 and, as amended, in 1998. Although the 1995 Plan authorizes the Stock Plan Committee to use a range of long-term incentive devices to motivate, attract, and retain high quality executive talent, for 1998 the Stock Plan Committee adhered to the practice of granting stock options based on the conclusion that options directly link compensation to appreciation in share value from the date of grant onward, and do so at lower cost than other types of awards. In determining the size of the 1998 awards, the Stock Plan Committee considered the individual's past and current performance, compliance with stock ownership requirements under the Executive Stock Ownership Plan, and subjective factors; the Stock Plan Committee did not assign any particular weighting to these considerations. The Executive Stock Ownership Plan, which began in 1995, requires that certain stock ownership levels be reached and maintained by executive officers of the Company over a three-year period. Ownership requirements are determined by the executive's base salary at date of hire or promotion date. Once the initial goal is met after three years, the executive's ownership requirement annually rolls to his/her next year's salary. Executives other than the CEO and the President are required to acquire stock or hold vested stock options equal in value to the executive's targeted salary. The CEO and the President are required to maintain stock ownership (determined on the same basis) equal in value to four times and two times such executive's target salary, respectively.

OTHER BENEFITS

    As discussed above, the Committee intends that the level of Company benefits be in line with those of other publicly traded companies which are essentially comparable. Benefits extended to executives in 1998 were generally unchanged from the levels established in 1997, except that the Committee modified the split-dollar insurance program to provide benefits to executives who terminate employment prior to age 55 with at least 15 years of service, and proportionately reduced benefits for those who terminate prior to age 55 with between ten and 15 years of service.

CEO COMPENSATION

    In December 1997, the Committee set the CEO's 1998 base salary at $630,000, representing a five percent increase. The considerations affecting the Committee's determination with respect to the CEO's salary are discussed above. Following the completion of the Company's 1998 fiscal year, the Committee determined that the Company had met the earnings-per-share performance objective established by the Committee under the 1995 Plan and the Cash Bonus Plan as a condition to payment of the CEO's annual incentive for 1998, resulting in payment of the targeted amount of such award. In keeping with the Committee's view that a significant portion of CEO compensation should be tied to the Company's future performance, stock options provide a component of compensation which offers above-average compensation opportunities tied to growth in share value. Although no options were granted to the CEO during 1998, the CEO was granted 50,000 stock options in February 1999 under the 1995 Plan. Such options have a stated term of five years, and an exercise price per share equal to 100% of the fair market value per share on the date of grant. As discussed above, this grant was made by the Stock Plan Committee based on its consideration of the CEO's past and current performance and demands upon him, as well as subjective factors, without assigning a particular weighting to these considerations.

    The tables which follow, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

             THOMAS Y. HARTLEY, WILLIAM J. RAGGIO, CHARLES L. RUTHE

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a group of peer companies over the same period (the "1998 Peer Group") (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index, and the 1998 Peer Group on December 31, 1993, and reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG SIERRA HEALTH SERVICES, INC., THE S & P 500 INDEX,
                          AND THE 1998 PEER GROUP (1)

                                     [LOGO]

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               SIERRA HEALTH
  DOLLARS      SERVICES, INC.      PEER GROUP      S & P 500
12/93                      $100             $100         $100
12/94                       143              127          101
12/95                       144              174          139
12/96                       111              139          171
12/97                       152              115          229
12/98                       143               99          294

*$100 INVESTED ON 12/31/93 IN STOCK OR INDEX--
INCLUDING REINVESTMENTS OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31.
------------------------
(1) The 1998 Peer Group is comprised of the following companies: Foundation Health Corporation, Coventry Corp., United Healthcare Corporation, Oxford Health Plans, Pacificare Health Systems, Inc., Maxicare Health Plans, Inc., Mid Atlantic Medical Services, Inc. and Humana, Inc. and is the same as the 1997 Peer Group.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996, of (a) the Chief Executive Officer during the 1998 fiscal year and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, for the 1998 fiscal year (hereinafter collectively referred to as the "named executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                   ANNUAL COMPENSATION             ------------
                                         ---------------------------------------    SECURITIES
                                                                    OTHER ANNUAL    UNDERLYING
                                           SALARY                   COMPENSATION     OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR    ($)(1)       BONUS ($)       ($)        SARS (#)(2)    COMPENSATION ($)(3)
---------------------------------  ----  ----------     ---------   ------------   ------------   -------------------
Anthony M. Marlon, M.D.            1998    651,923       630,000           0               (4)          105,085(5)
 Chairman, Chief Executive         1997    542,784       793,000           0         37,500             119,837
 Officer                           1996    437,750             0           0         37,500               7,750
Erin E. MacDonald                  1998    426,923       350,200           0         20,000             113,695(6)
 President, Chief Operating        1997    361,823       437,000           0         30,000             119,904
 Officer                           1996    291,748             0           0         30,000               7,750
Laurence S. Howard                 1998    265,661       173,040           0         20,000              36,402(7)
 Senior Vice President,            1997    292,515       197,280      17,766         15,000              90,587
 HMO & Ins. Operations             1996    185,192        10,038           0         12,000              26,177
Frank E. Collins                   1998    243,523       135,959           0         15,000              33,876(8)
 Exec. Vice President,             1997    201,790       206,600           0         22,500              39,001
 Secretary & Gen. Counsel          1996    154,327             0           0         22,500               7,750
Jonathon W. Bunker                 1998    234,808       113,250           0         10,000              26,713(9)
 Vice President, HMO               1997    210,577       136,600           0         45,000              11,482
 & Insurance Operations            1996    150,000             0           0         18,750                   0

------------------------

(1) Amounts shown include cash compensation earned and received by the named executives as well as amounts earned but deferred at the election of those officers.

(2) The numbers represent shares underlying options. No stock appreciation rights ("SARs") were granted or outstanding during the periods covered by the table.

(3) The amounts reflected as compensation to executives resulting from split-dollar insurance policies purchased in 1997 are calculated based on regulations of the SEC. The regulations require compensation to be calculated on the assumption that most of the premiums paid by the Company represent a long-term, no-interest loan to the executive. This assumption results in high compensation expense being shown in early years of the expected life of each policy and lower expense in later years, while in fact the cash surrender value of such a policy to the executive is very low in the early years and higher only in the late years. Moreover, the amounts reflected as compensation to the named executives from such policies substantially exceed the Company's compensation expense resulting from such policies, which for 1998 totaled $105,613.

(4) Dr. Marlon was granted 50,000 options on February 10, 1999. The grant will be reported as a 1999 grant.

(5) This amount includes $8,200, which was contributed by the Company to the Company's Profit Sharing/401(k) Plan and Trust (the "401(k) Plan") on behalf of Dr. Marlon. The 401(k) Plan is the primary retirement vehicle available to the Company's employees. Also included in this amount is

    (i) $11,293, which represents a defined contribution under the Deferred Compensation Plan of 2% of annual compensation to the extent such contribution cannot be made under the 401(k) Plan due to limitations under federal tax laws (the "Restoration Contribution") and (ii) $85,592, which represents compensation from a split-dollar life insurance policy.

(6) This amount includes $8,200, which was contributed by the Company to the Company's 401(k) Plan on behalf of Ms. MacDonald; $18,170, which was a Restoration Contribution; and $87,325, which represents compensation from a split-dollar life insurance policy.

(7) This amount includes $8,200, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Howard; $7,806, which was a Restoration Contribution; and $20,396, which represents compensation from a split-dollar life insurance policy.

(8) This amount includes $8,000, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Collins; $5,619, which was a Restoration Contribution; and $20,257, which represents compensation from a split-dollar life insurance policy.

(9) This amount includes $8,200, which was contributed by the Company to the Company's 401(k) Plan on behalf of Mr. Bunker; $3,561, which was a Restoration Contribution; and $14,952, which represents compensation from a split-dollar life insurance policy.

STOCK OPTIONS

    The following table contains information concerning the grants of stock options to the named executives during fiscal year 1998:

                     OPTION/SAR GRANTS IN FISCAL YEAR 1998

                                             INDIVIDUAL GRANTS(1)                    POTENTIAL REALIZABLE
                             -----------------------------------------------------     VALUE AT ASSUMED
                              NUMBER OF     % OF TOTAL                                  ANNUAL RATES OF
                             SECURITIES      OPTIONS/                                     STOCK PRICE
                             UNDERLYING        SARS                                    APPRECIATION FOR
                              OPTIONS/      GRANTED TO    EXERCISE OR                     OPTION TERM
                                SARS       EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
NAME                         GRANTED (#)       1998        ($/SHARE)       DATE       5% ($)      10% ($)
---------------------------  -----------   ------------   -----------   ----------   ---------   ---------
Anthony M. Marlon, M.D.....          (2)
Erin E. MacDonald..........    20,000(3)       4.43          22.38      12/09/04       152,193     345,274
Laurence S. Howard.........    20,000(3)       4.43          22.38      12/09/04       152,193     345,274
Frank E. Collins...........    15,000(3)       3.32          22.38      12/09/04       114,145     258,955
Jonathon W. Bunker.........    10,000(3)       2.22          22.38      12/09/04        76,096     172,637

------------------------

(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the option grant date. The exercise price may be paid by the optionee in cash or by check, except that the Stock Plan Committee may, in its discretion, allow such payment to be by surrender of unrestricted shares of the Company's Common Stock (at their fair market value on the date of exercise), or by a combination of cash, check and unrestricted shares.

(2) Dr. Marlon was granted 50,000 options on February 10, 1999. The grant will be reported as a 1999 grant.

(3) All awards were non-qualified stock options granted pursuant to the Company's 1995 Long Term Incentive Plan. No stock appreciation rights were granted with the above awards. Upon a change of control of the Company, as defined in the 1995 Plan, the vesting of the options shall be automatically accelerated, so that the options outstanding at the time of such change of control will be immediately exercisable; provided, however, that the Stock Plan Committee administering the 1995 Plan may exclude a change of control transaction from the foregoing provisions and permit the option to continue to vest in accordance with its original terms. In addition, the options shown above shall terminate and may no longer be exercised if the respective optionee ceases to be an employee or director of the Company, except certain post-termination exercise periods are permitted in the case of death, disability, or other involuntary termination except for a termination for "cause." The options together with certain gains realized upon exercise of the options during a specified period will be subject to forfeiture if the optionee engages in certain acts in competition with the Company, misuses proprietary information of the Company, or fails to assist the Company in litigation. Cashless withholding to satisfy tax obligations may be permitted by the Stock Plan Committee. These Options were granted on December 10, 1998 and vest and are exercisable at the rate of 20% per year starting with the first anniversary date of the grant and expire not later than six years after grant.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the named executives concerning the exercise of options during the fiscal year ended December 31, 1998 and unexercised options held as of December 31, 1998:

   AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1998 AND YEAR-END OPTION VALUES

                                                                 NUMBER OF
                                                                 SECURITIES
                                                                 UNDERLYING      VALUE OF UNEXERCISED
                                                                UNEXERCISED          IN-THE-MONEY
                                                              OPTIONS/SARS AT      OPTIONS/SARS AT
                                SHARES                           FY-END (#)           FY-END ($)
                             ACQUIRED ON         VALUE          EXERCISABLE/         EXERCISABLE/
NAME                         EXERCISE (#)   REALIZED ($)(1)    UNEXERCISABLE       UNEXERCISABLE(2)
---------------------------  ------------   ---------------   ----------------   --------------------
Anthony M. Marlon, M.D.....      9,000           82,706        212,250/102,750    1,036,016/247,109
Erin E. MacDonald..........     36,500          301,400        163,000/122,000      556,094/282,813
Laurence S. Howard.........     11,250          126,125          44,826/76,924      707,200/177,128
Frank E. Collins...........      8,250           98,172         143,250/89,250      546,484/214,141
Jonathon W. Bunker.........          0                0          18,750/55,000       52,578/124,766

------------------------

(1) Represents market price at exercise date less exercise price.

(2) Based on the closing price of the Common Stock on December 31, 1998, which was $21.063, minus the exercise price of the option. There is no guarantee that if and when these options are exercised they will have this value.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The Company entered into employment agreements with its Chief Executive Officer and other executive officers, effective in November 1997. The term of employment covered by the agreements is five years for the CEO and the President, and ranges from one to four years for other executive officers. Under the agreements, an executive may voluntarily terminate employment upon 60 days' notice. The Company may terminate an executive's employment, with or without cause, in accordance with the Company's usual policies and procedures. The agreements provide that, in the event of a termination by the Company without cause, a severance payment will be paid in the amount of 24 months' salary to the CEO, 18 months' salary to the President, and amounts ranging up to 12 months' salary to other executives. In addition, in the case of any termination of employment other than for cause, the Company will provide health care benefits for a period equal to the length of the executive's service or until the executive is eligible for Medicare, whichever occurs first. The agreements provide that, for senior executives, a disability must continue for at least 12 months before the Company may terminate an executive's employment. In the event of a change in control of the Company, the CEO will be entitled to terminate employment and receive a payment equal to four times his salary and target annual incentive. For executives other than the CEO, if a change in control is not approved by the Board of Directors, or if a change in control is approved by the Board but within two years thereafter the executive is terminated without cause, demoted, provided reduced compensation or required to relocate, the executive will be entitled to receive a payment equal to a multiple of salary and target annual incentive; such multiple will be four times in the case of the President, approximately three times in the case of other senior executives, and lower multiples for less senior executives. In addition, if "golden parachute" excise taxes apply to compensation paid by the Company, the Company will provide a gross-up payment sufficient to cause the after-tax value of the compensation and the gross-up payment to the executive to be the same as if no such excise had applied. The employment agreements contemplate annual adjustments in compensation based on job duties, performance goals and objectives, and other reasonable standards deemed appropriate by the Committee. The agreements restrict each executive's use and disclosure of confidential information, interference with the Company's business relationships, and competition with the Company, including a prohibition, for a one-year period following any termination of employment, on the executive working for a competitor which operates in Nevada.

    As described in footnote 3 to the table entitled Option/SAR Grants In Fiscal Year 1998, under certain circumstances the exercisability of options granted to named executives is accelerated in the event of certain changes in control of the Company.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"), provides retirement benefits for selected executive officers. Under the Supplemental Plan, each executive selected for participation generally will be entitled to receive annual payments, following retirement, disability, and certain other terminations of employment, for a 15-year period, equal to 3.75% of his or her "final average compensation" (as defined) for each year of service credited to the executive up to 20 years, reduced by an amount equal to the annualized payout over a 15-year period that would be payable to the executive as a result of Company contributions under the 401(k) Plan and the Deferred Compensation Plan (but not reduced for social security payments or other offsets). An executive's right to benefits under the Supplemental Plan vests when five years of service have been credited or earlier upon the executive's death or disability or upon occurrence of a change in control (defined in the same way as under other compensatory plans). Upon the death of the executive, benefits will be payable for the 15-year period to the executive's beneficiary. Benefits will begin after retirement at or after age 65, a termination at or after age 55 and ten years of credited service, or a termination due to disability, and benefits will begin, in the case of other terminations (except a termination for "cause" (as defined)) prior to a change in control, at the later of termination or the date the executive would have completed ten years of service but for the termination.

    The following table shows the approximate amounts of annual retirement income that would be payable under the Supplemental Plan to executives covered by it based on various assumptions as to final average compensation and years of service, assuming benefits are paid out over 15 years:

                         ESTIMATED ANNUAL BENEFITS BASED ON CREDITED YEARS OF SERVICE OF
     FINAL AVERAGE      -----------------------------------------------------------------
     COMPENSATION        5 YEARS      10 YEARS      15 YEARS      20 YEARS      30 YEARS
     ---------------    ---------     ---------     ---------     ---------     ---------
     $      200,000     $  34,875     $  69,750     $ 104,625     $ 139,500     $ 139,500
            400,000        67,500       135,000       202,500       270,000       270,000
            600,000       101,250       202,500       303,750       405,000       405,000
            800,000       135,000       270,000       405,000       540,000       540,000
          1,000,000       163,125       326,250       489,375       652,500       652,500
          1,200,000       195,750       391,500       587,250       783,000       783,000
          1,500,000       244,688       489,375       734,063       978,750       978,750

    Final average compensation generally means the average of the three highest years of compensation out of the last five years, with compensation being generally the amounts reported as salary and bonus in the Summary Compensation Table.

    Each of the executives named in the Summary Compensation Table above, other than Mr. Bunker, have been selected for participation in the Supplemental Plan. The credited years of service for such named executives is as follows: Dr. Marlon, 20 years; Ms. MacDonald, 20 years; Mr. Howard, 15 years; and Mr. Collins, 16 years. An additional year of service will be credited in the event of a termination within six years after a change in control, and the year of service for the year of the change in control will be deemed completed at the time of the change in control. An executive's or beneficiary's benefits are payable in a lump sum in certain circumstances, including following a change in control.

    Other executives of the Company, including Mr. Bunker, participate in the Company's Supplemental Executive Retirement Plan II ("Plan II"). The terms of Plan II are substantially the same as those of the Supplemental Plan except that annual benefits are calculated at a rate reduced by one-third from the level of benefits under the Supplemental Plan. Thus, the amounts of annual retirement income shown in the above table, reduced by one-third, represent the benefits generally available under Plan II. Mr. Bunker has a total of six years of credited service under Plan II.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are the three non-employee directors, Messrs. Hartley, Raggio and Ruthe.

    Mr. Raggio is a shareholder of Jones-Vargas, a Nevada law firm which during 1998 rendered legal services to the Company.

DIRECTOR COMPENSATION

    Directors who are not officers of the Company are paid $18,000 per annum, plus a $1,000 meeting fee for meetings attended, including committee meetings of the Board. This policy applies to Messrs. Raggio, Ruthe and Hartley.

    The 1995 Non-Employee Directors' Stock Plan, as amended (the "Directors' Plan") provides for an automatic grant to each non-employee Director of an option to purchase 7,500 shares of Common Stock. This amount reflects the 3 for 2 stock split that occurred in May 1998. Such grants are made automatically on the date on which a person is first elected to the Board of Directors and on each January 20 thereafter (unless the initial grant occurred within the previous six months). The options' exercise price per share is equal to the fair market value of a share on the date of grant. Such options become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the date of grant, or immediately if the Director ceases to serve due to death or disability, at the date six months prior to the expiration of the director's term if the director continues to serve through such date and will reach age 75 before the expiration of the term, or immediately upon a change of control more than six months after grant. The options expire at the earliest of ten years after grant, one year after the optionee ceases to serve as a Director due to death, disability or retirement or six months after the optionee ceases to serve as a Director for any other reason (the post-termination period is extended for up to one year if the optionee dies during the period). Options not exercisable at or before the time a Director ceases to be a Director are canceled. The Directors' Plan also permits a non-employee Director to elect to forego cash fees that are otherwise payable and receive instead the equivalent value in shares of Common Stock or credits of "deferred stock" that will be settled at a future date by issuance of Common Stock.

    During 1998, Mr. Ruthe also received $7,000 as director's fees for his service as Chairman of the Board of HPN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For information concerning Certain Related Transactions with respect to Mr. Raggio, a Director of the Company, please refer to "Compensation Committee Interlocks and Insider Participation."

    The Company's Board of Directors has authorized a line of credit from the Company to Anthony M. Marlon, M.D., the Company's Chairman of the Board and Chief Executive Officer (the "CEO"). The CEO borrowed amounts under this line of credit during 1998 which resulted in aggregate borrowings of $2,650,000, which amount, plus interest, remained outstanding at December 31, 1998. For 1998, the borrowed amounts bore interest at a rate equal to 6.33%. Indebtedness under the line of credit is secured by certain of the CEO's rights to compensation from the Company. The CEO repaid approximately $360,000 of the indebtedness during the first quarter of 1999. At February 28, 1999, the aggregate outstanding principal of and accrued interest on this indebtedness was $2,501,840.

ITEM NO. 2--RATIFICATION OF APPOINTMENT OF AUDITORS
APPOINTMENT OF AUDITORS

    The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 1999. Although not required to do so, the Board has determined that it would be desirable to request ratification of this appointment by the holders of Common Stock of the Company. If such ratification is not received, the Board will reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to be present at the 1999 Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS CONSIDERS DELOITTE & TOUCHE LLP TO BE WELL-QUALIFIED AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5, and to furnish the Company with copies of all Section 16(a) forms they file. The Company's non-employee directors, Mr. Hartley, Mr. Raggio, and Mr. Ruthe, each received an automatic grant of a stock option under the Directors' Plan each of which was required to be reported on a Form 5 filed in 1998. Each director's Form 5 reporting that option grant was inadvertently filed late.

                                 OTHER MATTERS

    At the date 45 days before the anniversary of the mailing date of the Company's proxy statement for the 1998 Annual Meeting of Stockholders, the company had not received notice of any proposal to be submitted by a shareholder for a vote at the 1999 Annual Meeting or notice invoking cumulative voting as to which the persons voting the proxies would exercise discretionary authority. If, however, any further business should properly come before the 1999 Annual Meeting, the proxy holders named on the accompanying proxy card, or their substitutes, will vote on such business in accordance with their best judgment.

                           PROPOSALS OF STOCKHOLDERS

    Any proposal that a stockholder intends to present at the next Annual Meeting of Stockholders of the Company in May, 2000 must be received by the Secretary of the Company at its principal executive offices (2724 North Tenaya Way, P.O. Box 15645, Las Vegas, Nevada 89114-5645) no later than December 7, 1999 for inclusion in the Company's Proxy Statement and proxy for that meeting and must be otherwise in compliance with applicable SEC regulations. If a stockholder intends to present a proposal at the next Annual Meeting of Stockholders of the Company but does not seek to have the proposal included in the Company's Proxy Statement and proxy, for purposes of the SEC regulations notice must be received by the Company at its principal executive offices no later than February 20, 2000. Use of certified mail is suggested.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's 1998 Annual Report to Stockholders, which includes financial statements for the fiscal year ended December 31, 1998, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

    It is important that proxies be returned promptly. Therefore, stockholders are urged to fill in, date, sign and return the enclosed proxy card in the enclosed stamped envelope.

                                          By Order of the Board of Directors,

                                             [FRANK E. COLLINS SIGNATURE]

                                          Frank E. Collins
                                          SECRETARY

Dated: April 5, 1999

                          SIERRA HEALTH SERVICES, INC.

                                                                 [LOGO]
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 6, 1999

    The undersigned holder of shares of Common Stock of SIERRA HEALTH SERVICES, INC. (the "Company") hereby appoints William J. Raggio and Erin E. MacDonald, or either of them acting singly in the absence of the other, each with full power of substitution, the Proxies of the undersigned to represent the undersigned and vote all of the shares of said Common Stock held of record by the undersigned at March 22, 1999 or which the undersigned otherwise would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 6, 1999 and at any adjournments or postponements thereof.

1.   ELECTION OF DIRECTORS   FOR the nominees listed below   WITHHOLD AUTHORITY
                             (EXCEPT AS MARKED TO THE        TO VOTE FOR THE
                             CONTRARY BELOW) / /             NOMINEES LISTED
                                                             BELOW / /

                 Anthony M. Marlon, M.D. and Thomas Y. Hartley

 (INSTRUCTION: To withhold authority to vote for an individual nominee strike a line through the nominee's name in the list above.)

--------------------------------------------------------------------------------

2. To ratify the appointment of Deloitte & Touche LLP as the Company's auditors for the year ending December 31, 1999.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2. IF CUMULATIVE VOTING FOR DIRECTORS IS INVOKED AT THE MEETING, DISCRETIONARY AUTHORITY IS HEREBY GRANTED TO THE PROXIES TO CUMULATE VOTES AND DISTRIBUTE SUCH VOTES AMONG SOME OR ALL OF THE NOMINEES (OTHER THAN ANY NOMINEE AS TO WHICH VOTING AUTHORITY IS WITHHELD). THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 3. THIS PROXY REVOKES ALL PRIOR PROXIES RELATING TO THE ANNUAL MEETING.

                                              NOTE: Please sign exactly as your
                                              name or names appear herein. Joint
                                              owners must each sign. When
                                              signing as an executor,
                                              administrator, corporation,
                                              officer, attorney, agent, trustee
                                              or guardian, etc., please add your
                                              full title to your signature.
                                              __________________________________

                                              Signature
                                              __________________________________

                                              Signature
                                              ___________________________ , 1999

                                              Date